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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of The Gymboree Corporation on Form S-8 of (i) our report dated April 22, 2005, relating to the financial statements of The Gymboree Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 2 and a change in accounting method discussed in Note 3) and (ii) our report dated April 22, 2005, on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of The Gymboree Corporation for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
December 22, 2005